Exhibit 99.2

WordLogic Versus Google Instant: WordLogic CEO Frank Evanshen Says WLGC-Patented Hi-Speed Technology is Ripe for Google Search Rivals

Press Release Source: WordLogic Corporation On Wednesday September 15, 2010, 6:13 am EDT

VANCOUVER, British Columbia, Sept. 15, 2010 (GLOBE NEWSWIRE) -- WordLogic Corporation (OTCBB:WLGC - News) offers "high-speed predictive search technology that is patent-protected and a game-changer that will disrupt the market dynamics of high-speed universal search," says WordLogic CEO Frank Evanshen. "WordLogic provides the perfect refined search for both advertising and product models as well as business applications, adding to the bottom line revenues of any company."

"We believe that WordLogic technology is not only comparable to Google Instant, but has greater depth and versatility," says Mr. Evanshen, adding, "And it is only a matter of time before other high-speed search players join us as partners on the cutting edge of search technology."

Mr. Evanshen notes that there are some striking similarities between WLGC-patented predictive search technology and the features used by Google Instant. "While we have no comment on the specific features of Google Instant, we are aware that their technology product offering is similar to what WordLogic offers, and we are leaving our options open."

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications. WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration.

Company information: WordLogic headquarters is located at 1130 West Pender St., Suite 230, Vancouver BC Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com, Media: Aaron Biller, Biller Communications, abiller@BillerCommunications.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.